UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

VICOR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of Incorporation)

000-51475 (Commission File Number)	20-2903491 (IRS Employer Identification No.)

2300 Corporate Blvd., N.W., Suite 123 Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 995-7313

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The $1,251,200 of 10% Convertible Bridge Promissory Notes (the “Bridge Notes”) issued in a bridge financing completed by Vicor Technologies, Inc. (the “Registrant”) on October 18, 2007 matured on December 31, 2007 pursuant to the terms of the Bridge Notes. The Bridge Notes, together with interest accrued through December 31, 2007 of $46,675, remain unpaid as of December 31, 2007 and, accordingly are in technical default.

Unless the event of default has been waived in writing by the holders, upon the occurrence of an event of default the Bridge Notes will bear interest at the maximum lawful rate of interest permitted by applicable laws and at the option of the holders and in the holders’ sole discretion, the holders may consider the Bridge Notes immediately due and payable, without presentment, demand, protest or notice of any kind.

The Company has requested a waiver through February 29, 2008 from each of the holders in exchange for a 10% forbearance fee payable in shares of common stock of the Registrant. If all holders agree to the waiver, the Company will be issuing a total of 126,384 shares of common stock to the holders in January 2008. Through January 3, 2008 the Registrant has received waivers from holders of $699,200 of the Bridge Notes and expects to receive waivers from the remainder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: January 4, 2008	By:	/s/ David H. Fater
David H. Fater President and Chief Executive and Financial Officer